Exhibit 10.1
Revised
April 21, 2023
Pablo Cagnoni, MD
***

Dear Pablo,
It is with great pleasure that we offer you the position of President, Research and Development at Incyte Corporation (“Incyte” or the “Company”) reporting to me. The terms of this offer are set forth in this letter.

1.Annual Salary and Bonus. Should you accept our offer, your salary will be $900,000 per year, payable on a bi-weekly basis at the rate of $34,615.38 per pay period. This is a salaried, exempt position, as your salary covers compensation for all hours worked. In addition, beginning in 2024, you will be eligible to participate in the Company’s annual Incentive Compensation Plan (“ICP”).  Employees are assigned a “Funding Target”, based on their job category, as a percent of base pay.   As President, Research and Development, your funding target for 2024 will be 75%.  Your individual award will be based on Company Performance vs. Company Goals, and your Individual Performance vs. your Individual Goals.  Actual awards are variable and could be more or less than your individual funding target.  For 2023, you will receive an award under the ICP based on 100% level of achievement under the ICP plan and your funding target of 75%.  This award will not be prorated. This cash incentive plan is subject to ongoing approval by the Company’s Board of Directors, and may be modified or terminated by the Board of Directors at any time at their sole discretion.
2.Signing Relocation Bonus. Upon the commencement of your employment with Incyte, you be entitled to receive a lump sum payment of $500,000 grossed up for taxes. This will be paid within 30 days of your start date.

3.Annual Equity Awards. Each fiscal year beginning with the fiscal year 2024, subject to the approval of the Compensation Committee of the Board of Directors, Incyte will grant you awards under its 2010 Stock Incentive Plan (or a successor plan or related agreement), consisting of Stock Options, Restricted Stock Units (RSUs), and Performance Shares. The award granted each year shall have an aggregate fair value as of the date of grant equal to $6,000,000, determined in accordance with the company’s current executive equity award practices. The Compensation Committee has determined that for 2023 our executives will receive 1/3 of their aggregate grant value in the form of stock options, 1/3 in the form of RSUs, and 1/3 in the form of Performance

Exhibit 10.1
Shares. The specific terms and conditions of the awards, including the exercise price of stock options and vesting conditions, will be set forth in equity grant agreements to be entered into between you and the Company. For the annual July 2023 grant, we will award you one-half (1/2) of your award in the amount of $3,000,000

4.One-time Grant of Restricted Stock Units. Upon commencement of your employment with Incyte, subject to the approval of the Compensation Committee of the Board of Directors, you will receive RSUs with an aggregate grant date value of $12,000,000. Each RSU will enable you to receive one share of Incyte common stock. The RSUs will vest one-fourth (1/4) on June 1st of each of the following years of 2026, 2027, 2028, and 2029, or on such earlier date(s) as may be provided in Addendum A to this offer letter or your Employment Agreement in the form provided together with this offer letter. The Employment Agreement will be signed as of the date of your commencement of Employment and, as noted under “Severance” below, will cover certain situations in which your employment may be terminated in connection with a change in control. Except as provided in Addendum A to this offer letter or in your Employment Agreement, upon your termination of employment, unvested RSUs will be forfeited. The RSUs will be settled in shares of Incyte common stock as soon as practical, but no later than the earlier of 90 days after the date of vesting or March 15 of the calendar year following the year in which such RSUs vest.

5.Place of Performance. Your primary office will be at the Company’s headquarters, in Wilmington, Delaware.

6.Benefits. Incyte offers employees and their eligible dependents a variety of group health insurance benefits. Effective on your first day of employment, you will be eligible for these benefits which currently include medical, dental, vision, disability, and life insurance. An outline of our benefits package is enclosed. The premium cost of these benefits for employees are currently being paid by Incyte. Incyte also offers a 401(k) Plan in which you can enroll any time after you commence your employment. Information about these programs and other company benefits along with guidelines concerning employment are contained in Incyte’s Employee Handbook (the “Handbook”), a link which is given to you at the time your employment commences. Notwithstanding anything set forth in the Handbook, or any summary plan descriptions, plan documents or other materials describing such benefits. Paid Time Off (PTO) accrues quarterly to a maximum of 20 days (160 hours) per 12-month period with 4 years of service or less, to a maximum of 25 days (200 hours) for years 5 through 9, and a maximum of 30 days (240 hours) for year 10 and beyond.
7.Corporate Policy. You will receive a Confidential Information and Invention Assignment Agreement (“Confidentiality Agreement”) as in the form attached as Appendix A in your onboarding packet which will be sent to you electronically prior to your start date. As a condition of your employment with Incyte, you are required to electronically sign the Confidentiality Agreement protecting Incyte's proprietary and competitive information prior to your start date. This offer of employment is subject to your acceptance of the terms of the Confidentiality Agreement. Please note that your employment with Incyte, if accepted,

Exhibit 10.1
will be on an “at will” basis, meaning that either you or the Company can terminate the         employment relationship for any reason at any time.
8.Severance. If your employment with the Company is terminated due to an Involuntary Termination (as defined in the Employment Agreement) during the 24-month period following a Change in Control (as defined in the Employment Agreement), you will be entitled to receive the severance benefits described in your Employment Agreement. Severance outside of the Employment Agreement is covered under Addendum A.
9.Employment Documentation. This offer of employment is contingent upon your being able to provide Incyte with documentation that verifies your identity and employment eligibility on the date that you report to work. This offer of employment is also contingent on the Company receiving satisfactory background checks.

Pablo, we would be delighted by your decision to join Incyte and we look forward to your acceptance of this offer of employment. We believe Incyte offers an exciting and challenging opportunity.

Please consider our offer and advise me of your decision by April 20, 2023. The Company does not intend to hold the offer open beyond this date.

In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to me. The other copy of this offer letter is for your records. In the meantime, should you have any questions about our offer or about the Company more generally, please contact me.

Sincerely,

/s/ Hervé Hoppenot
Hervé Hoppenot
Chairman, President, and Chief Executive Officer

_____________________________________________________________________
I have read and understand the terms of this offer and agree to the terms of employment. I will be available to report to work on Monday, June 5, 2023.

/S/ Pablo Cagnoni
Pablo Cagnoni, MD

Exhibit 10.1

Pablo Cagnoni
Addendum A
4/14/23

•In the event that Incyte terminates your employment prior to a Change in Control (as defined in the Employment Agreement) without “cause” or you resign for “good reason” as each term is defined below you will be paid the amount of two (2) year of base pay plus target bonus as severance; provided, however, if you terminate your employment for good reason based on a reduction in base salary, then the base salary to be used in calculating the severance payment shall be the base salary in effect immediately prior to such reduction in base salary. If COBRA is elected by you, Incyte shall pay the cost of insurance continuation premiums on your behalf (whether or not covered by COBRA) to continue standard medical, dental and life insurance coverage for you (or the cash equivalent of same in the event you are ineligible for continued coverage), on a monthly basis, until the earlier of: (A) the date 24 months after the date your employment is terminated; or (B) your COBRA health continuation period.

•The following are the definitions of “cause”:

(i)The continued failure to perform your duties with the Company, other than any such failure resulting from incapacity due to Disability (as defined in the Employment Agreement), which incapacity has been recognized as such by the Company’s Board or our CEO, after a written demand for substantial performance has been delivered to you by the Board or our CEO that specifically identifies the manner in which the Board or CEO believes you have not substantially performed your duties;
(ii)The engaging by you in illegal conduct, gross misconduct or dishonesty that is injurious to the Company; or
(iii)Unauthorized disclosure or misuse of the Company’s secret, confidential or proprietary information, knowledge or data relating to the Company or its affiliates.

•The following are the definitions of termination for “good reason”:

(i)A material diminution, without consent, in your responsibilities, authority, or duties, including a material change in reporting relationship;
(ii)A material diminution of more than 10% in your base pay except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or
(iii)A change, without your consent in the geographic location at which you provide services to the Company of more than 50 miles away from our current location.

•In regard to your new hire RSU grant, if your employment is terminated without cause or for good reason, the next tranche of your RSUS scheduled to vest (which in this case has a grant date value of $3M) shall vest effective upon such termination, with any remaining unvested RSUs to be forfeited